Exhibit 10.4
RESTRICTED STOCK AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”) is entered into as of this 28th day of February 2007, between Roberts Realty Investors, Inc., a Georgia corporation (the “Company”), and Charles R. Elliott (the “Grantee”).
Background:
A. The 2006 Roberts Realty Investors, Inc. Restricted Stock Plan (the “Plan”) was approved and adopted by the Company’s shareholders at the annual meeting of shareholders on August 21, 2006.
B. The Compensation Committee of the Company’s Board of Directors (the “Board”) duly approved the grant of restricted shares of the Company’s Common Stock to the Grantee on the terms described in this Agreement, and in consideration of the issuance of such restricted shares, the Grantee intends to remain in the employ of the Company.
NOW, THEREFORE, as an employment incentive and to encourage stock ownership, and also in consideration of the premises and the mutual covenants contained herein, the Company and the Grantee agree as follows.
1. RESTRICTED STOCK.
1.1 Grant of Restricted Stock.
(a) The Company hereby grants to the Grantee Six Thousand Two Hundred and Fifty (6,250) shares of Common Stock (the “Restricted Stock”), subject to the restrictions described in Paragraph 1.2 of this Agreement. The parties acknowledge that the closing price of the Company’s common shares listed on the American Stock Exchange (or any successor exchange on which the shares are listed) as of the date on which the restricted shares were granted was $7.69 per share. As the restrictions set forth in Paragraph 1.2 of this Agreement lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Stock, such shares shall no longer be considered Restricted Stock for purposes of this Agreement.
(b) The Company hereby directs that a stock certificate or certificates representing the shares of the Restricted Stock shall be registered in the name of and issued to the Grantee, although the Company shall hold the stock certificate or certificates until the restrictions lapse as provided in the Plan. Such stock certificate or certificates shall be subject to such stop-transfer orders and other restrictions as the Company may deem necessary or advisable under applicable federal and state securities laws, and the Company may cause legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.
(c) The Company shall not be required to deliver any certificate for shares of Restricted Stock granted under this Plan until all of the following conditions have been fulfilled:
(i) the admission of such shares to listing on all stock exchanges on which the Stock is then listed;
(ii) the completion of any registration or other qualification of such shares that the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body; and

(iii) the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Company determines to be necessary or advisable.
1.2 Restrictions.
(a) The Grantee shall have all rights and privileges of a shareholder as to the Restricted Stock, including the right to vote, except that, subject to Paragraph 1.3(b) hereof, the following restrictions shall apply:
(i) None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period (as defined below), except pursuant to rules adopted by the Company.
(ii) Unless this subparagraph 1.2(a)(ii) is crossed out and initialed and other substitute provisions are added and initialed in the space provided below, the right to dividends on the Restricted Stock shall be treated as follows. All dividends, if any, on the Restricted Stock shall be (x) deferred until the lapsing of the relevant restrictions and (y) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion of it) interest on the amount of the account at the beginning of the year at a rate per annum equal to the prime rate as published from time to time in The Wall Street Journal. Payment of deferred dividends, together with interest on those dividends, shall be made upon the lapsing of restrictions imposed on the Restricted Stock, and any dividends deferred (together with any interest on those dividends) in respect of the Restricted Stock shall be forfeited upon any forfeiture of the Restricted Stock under Paragraph 1.4.

(b) Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.
1.3 Restricted Period.
(a) Unless this subparagraph 1.3(a) is crossed out and initialed and other substitute provisions are added and initialed in the space provided below, and except as provided in subparagraph 1.3(d) below, the restrictions set forth in Paragraph 1.2 shall apply to all of the Restricted Stock until June 1, 2007 (the “Restriction Termination Date,” with the period from issuance of the Restricted Stock to the Restriction Termination Date being referred to in this Agreement as the “Restriction Period”). Any periods of leave without pay taken by the Grantee prior to the Restriction Termination Date shall not be treated as credited service for purposes of vesting the stock, and the Restricted Period shall be extended by the length of such periods of leave unless the Company, in its sole discretion, finds that a waiver of the extension would be in the best interests of the Company.

(b) Notwithstanding Paragraph 1.2, the Company may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Restricted Stock.
(c) Nothing in this Agreement shall preclude the Grantee from exchanging any Restricted Stock for any other shares of Common Stock that are similarly restricted.
(d) For purposes of this Agreement, the term “Change in Control Transaction” means any of the following transactions to which the Company is a party: (A) a merger, consolidation, reorganization, share exchange, combination or other transaction or series of transactions (other than a public offering by the Company for cash of the Company’s capital stock, debt or other securities, and other than ordinary public trading of such securities) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; (B) the sale or other disposition of all or substantially all of the assets of the Company to a third party; (C) the complete liquidation or dissolution of the Company; or (D) a change in the composition of the Board as a result of which fewer than one-half of the directors comprising the Board after such change are directors who either: (x) had been directors of the Company 24 months prior to such change; or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination. If a Change in Control Transaction occurs at any time when the Grantee’s rights have not been terminated under Paragraph 1.4, then (1) if the Change in Control Transaction arises from a transaction or other event described in clause (A), (B) or (C) of the preceding sentence, then the Restriction Period shall lapse at least 10 days before the closing or occurrence of the specified Change in Control Transaction; or (2) if the Change in Control Transaction arises from a transaction or other event described in clause (D) of the preceding sentence, then the Restriction Period shall lapse on the closing or occurrence of the specified Change in Control Transaction.
1.4 Forfeiture. If the Grantee’s employment with the company or any subsidiary of the Company employing the Grantee on the date of this Agreement shall terminate for any reason during the Restricted Period, all rights of the Grantee to the then remaining Restricted Stock (and, if applicable, any special dividends or other special distributions with respect to the Restricted Stock) shall terminate and be forfeited (except (i) as provided in Paragraph 1.3(b) or as otherwise determined by the Company pursuant to Paragraph 1.3(b), or (ii) if the Grantee is then employed by an affiliate of the Company, in which event this Agreement shall remain in effect).
1.5 Withholding. The Company may withhold from any cash payments due from the Company to the Grantee all taxes, including social security taxes, that the Company is required or otherwise authorized to withhold with respect to the Restricted Stock granted hereunder.
1.6 2006 Roberts Realty Investors, Inc. Restricted Stock Plan. The Grantee hereby agrees and acknowledges that the Restricted Stock and this Agreement shall be subject to the Plan, which is incorporated into this Agreement by reference in its entirety. To the extent the terms under this Agreement conflict with the terms of the Plan, the terms of the Plan shall control.

2. NOTICES.
All notices or communications hereunder shall be in writing and addressed as follows:
To the Company:
Roberts Realty Investors, Inc.
450 Northridge Parkway
Suite 302
Atlanta, GA 30350
Attn: Corporate Secretary
To the Grantee:
To the last known address of the Grantee as appearing in the Grantee’s personnel or other records as maintained by the Company.
3. ASSIGNMENT.
This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Grantee except as permitted in the Plan.
4. ENTIRE AGREEMENT; AMENDMENT; TERMINATION.
Except as provided in Section 1.6 with respect to the Plan, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings and agreements. Subject to the provisions of the Plan, this Agreement may be amended or terminated at any time by written agreement of the parties to or as provided herein.
5. GOVERNING LAW.
This Agreement and its validity, interpretation, performance and enforcement shall be governed by the substantive laws of the State of Georgia without regard to any rules regarding conflict-of-law or choice-of-law.
6. NO RIGHT TO CONTINUED EMPLOYMENT; EFFECT ON OTHER PLANS.
This Agreement shall not, of itself, confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Grantee’s employment at any time. Income realized by the Grantee pursuant to this Agreement shall not be included in the Grantee’s earnings for the purpose of any benefit plan of the entity in which the Grantee may be enrolled or for which the Grantee may become eligible unless otherwise specifically provided for in such plan.

IN WITNESS HEREOF, the Company and the Grantee have duly executed this Agreement, as of the date written on the first page of this Agreement.

ROBERTS REALTY INVESTORS, INC.		GRANTEE: Charles R. Elliott

By:	/s/ Charles S. Roberts	/s/ Charles R. Elliott

Name:	Charles S Roberts	Signature

Title:	President and Chief Executive Officer

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